UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                           (Amendment _____________)*


                            St. Joseph Bancorp, Inc.
                           --------------------------
                                (Name of Issuer)


                     Common Stock, $0.01 par value per share
                     ---------------------------------------
                         (Title of Class of Securities)

                                    790575104
                                 ---------------
                                 (CUSIP Number)

                                December 31, 2009
                               -------------------
             (Date of Event Which Requires Filing of This Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

[x]               Rule 13d-1(b)

[ ]               Rule 13d-1(c)

[ ]               Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 5 Pages

CUSIP NO. 790575 104                                          Page 2 of 5 Pages

================================================================================

1        Names of Reporting Persons

                    Midwest Federal Savings and Loan Association of St. Joseph Employee Stock Ownership Plan Trust

--------------------------------------------------------------------------------

2        Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)      __________
         (b)      ____x_____

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3        SEC Use Only

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4        Citizenship or Place of Organization
                    MISSOURI
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    Number of Shares      5     Sole Voting Power
 Beneficially Owned by
 Each Reporting Person                29,147.4841
         With:
--------------------------------------------------------------------------------

                          6     Shared Voting Power

                                      1,005.5159
--------------------------------------------------------------------------------

                          7     Sole Dispositive Power

                                      30,153.0000
--------------------------------------------------------------------------------

                          8     Shared Dispositive Power

                                      0.00
--------------------------------------------------------------------------------

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                    30,153.00 SHS HELD BY First Trust of MidAmerica, as Trustee
--------------------------------------------------------------------------------

10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
         N/A

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11       Percent of Class Represented by Amount in Row 9

         8.0% of 376,918 shares of Common Stock outstanding as of
         December 31, 2009.
--------------------------------------------------------------------------------

12       Type of Reporting Person (See Instructions)

                    EP
================================================================================

CUSIP NO. 790575 104                                          Page 3 of 5 Pages

Item 1
         (a)      Name of Issuer

                  St. Joseph Bancorp, Inc.

         (b)      Address of Issuer's Principal Executive Offices

                  1901 Frederick Avenue
                  St. Joseph, Missouri 64501

Item 2
         (a)      Name of Person Filing

                  Midwest Federal Savings and Loan Association of St. Joseph Employee Stock Ownership Plan Trust
                  Trustee: First Trust of MidAmerica

          (b)     Address of Principal Business Office

                  Midwest Federal Building
                  1901 Frederick, Suite 100
                  St. Joseph, Missouri 64501

         (c)      Citizenship or Place of Organization

                  Missouri

         (d)      Title of Class of Securities

                  Common Stock, par value $.01 per share

         (e)      CUSIP Number

                  790575 104

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b, or (c), check whether the person filing is a:

                       (f) [x] An employee  benefit  plan or  endowment  fund in
                   accordance with ss.240.13d-1(b)(1)(ii)(F).

Item 4.           Ownership

                    Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                  (a) Amount beneficially owned: 30,153.0000

CUSIP NO. 790575 104                                          Page 4 of 5 Pages


                  (b) Percent of class: 8.0%.
                  (c) Number of shares as to which the person has:

                     (i) Sole power to vote or to direct the vote: 29,147.4841.
                    (ii) Shared power to vote or to direct the vote: 1,005.5159.
                   (iii) Sole power to dispose or to direct the disposition of:
                         30,153.00.
                    (iv) Shared  power to dispose or to direct the disposition of: 0.

Item 5.           Ownership of Five Percent or Less of a Class

                  Not applicable

Item 6.           Ownership of More Than Five Percent on Behalf of Another
                  Person

                  Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

                  Not applicable

Item 8.           Identification and Classification of Members of the Group

                         The  reporting  person  is  an  employee  benefit  plan
                    subject to the provisions of the Employee Retirement Income Security Act of 1974.

Item 9.           Notice of  Dissolution of Group

                  Not applicable

Item 10. Certification

                         By  signing  below I  certify  that,  to the best of my
                    knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO. 790575 104                                          Page 5 of 5 Pages

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date: January 28, 2010                          MIDWEST FEDERAL SAVINGS AND LOAN
                                                ASSOCIATION OF ST. JOSEPH
                                                EMPLOYEE STOCK
                                                OWNERSHIP PLAN TRUST

                                                By: First Trust of MidAmerica,
                                                     as Trustee



                                                     /s/ Jerry Lau
                                                     -----------------------
                                                     Name: Jerry Lau
                                                     Title:  Trust Officer